As filed with the Securities and Exchange Commission on October 26, 1999
                                           Registration Statement No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                           GOLDEN STAR RESOURCES LTD.
             (Exact Name of Registrant as Specified in its Charter)

                               ------------------

                 Canada                                         98-0101955
                 ------                                         ----------
(State or Other Jurisdiction of Incorportion                 (I.R.S. Employer
            or Organization)                              Identification Number)

                         1660 Lincoln Street, Suite 3000
                           Denver, Colorado 80264-3001
                                 (303) 830-9000
                               ------------------
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                Louis O. Peloquin
                  Vice President, General Counsel and Secretary
                         1660 Lincoln Street, Suite 3000
                           Denver, Colorado 80264-3001
                                 (303) 830-9000
                               ------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------

                                    copy to:

                             Edwin S. Maynard, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                            New York, New York 10019
                                 (212) 373-3000

                               ------------------

         Approximate date of commencement of proposed sale to public: From time to time or at one time after the effective date of this registration statement as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                   Proposed
            Title of Each Class                                     Maximum         Proposed Maximum
            of Securities to be                    Amount       Offering Price          Aggregate        Amount of Registration
                 Registered                   to be Registered   Per Share(1)        Offering Price               Fee
============================================  ================ ================= ======================= ======================
Common Shares, no par value                   2,261,650 shares       $1.03             $3,392,475               $647.60
============================================  ================ ================= ======================= ======================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended. Pursuant to Rule 457, the proposed maximum offering price per share of common shares of the registrant is based upon the average of the high and low prices of the registrant's common stock on October 22, 1999 on the American Stock Exchange.

                               ------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this document is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  Subject to Completion, dated October 26, 1999

PRELIMINARY PROSPECTUS

                                2,261,650 Shares

                           GOLDEN STAR RESOURCES LTD.

                            ------------------------

                                 COMMON SHARES,
                                  no par value

                            ------------------------

         This prospectus relates to the offer and sale from time to time by the selling stockholders, who are listed on page 10 of this document, of up to 2,261,650 of our common shares. We may issue these common shares to these stockholders upon the exercise of warrants of our company held by them.

         These stockholders may sell the shares covered by this prospectus on the American Stock Exchange, in other markets where our common shares may be traded or in privately negotiated transactions. They may sell their shares at whatever prices which are current when particular sales take place or at other prices to which they agree. These stockholders will pay any brokerage fees or commissions relating to the sales by them. The registration of the selling stockholders' shares does not necessarily mean that any of them will sell their shares.

         Our common shares are traded on the American Stock Exchange under the symbol "GSR." On October 22, 1999, the closing price of our stock price was $1.125.

         We will not receive any proceeds from the sale of any common shares covered by this prospectus. We are paying the costs of preparing and filing the registration statement of which this prospectus is a part.

         See "Risk Factors" beginning on page 2 for factors relevant to an investment in our common shares.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common shares to be issued in connection with this document or determined that this document is accurate or adequate. Any representation to the contrary is a criminal offense.

                                     , 1999

                                   THE COMPANY

General

         We are an international gold and diamond exploration and development company with a diverse portfolio of projects, including a 30% non-operating equity interest in the Omai mine in Guyana and a 70% operating equity interest in the Bogoso mine in the Republic of Ghana. Our core focus has been on the acquisition, exploration and development of gold and diamond projects and, if appropriate, the execution of partnership arrangements with major mining companies to develop and operate mines. On September 30, 1999, we completed the acquisition of a 70% equity interest in Bogoso Gold Limited, which represents a major shift in our business strategy from exploration and development into gold production as a mine operator. We currently have projects in various stages of advancement in Guyana, French Guiana (through our approximately 71% owned publicly-traded subsidiary, Guyanor Ressources S.A.), Suriname and Brazil in South America, and in the Ivory Coast and Kenya in Africa.

Recent Developments

         On August 31, 1999, we announced that we had made a proposal to the board of directors of Birim Goldfields Inc. for a business combination under which we would offer to acquire all of the issued and outstanding common shares of Birim. On September 24, 1999, we announced the withdrawal of this proposal after Birim's announcement of the sale of a significant deposit on its Dunkwa concession in Ghana to a third party. We continue to evaluate and explore potential opportunities for developing additional sources of mill feed from areas adjacent to the Bogoso mine in Ghana that could be processed economically through the existing Bogoso mill.

         On September 17, 1999, we announced that our current President and Chief Executive Officer, James E. Askew, intends to resign from our company at the end of October 1999. Effective November 1, 1999, Peter Bradford, who is currently Managing Director of Anvil Mining NL and has been acting as Managing Director of Bogoso Gold, will replace Mr. Askew as our President and Chief Executive Officer. Mr. Askew will continue to serve as a member of our board of directors. In addition, our Chief Financial Officer resigned effective August 31, 1999, as did his replacement and a member of our board of directors, as of September 30, 1999, and September 23, 1999, respectively. Our Controller has begun to, and will continue to, assume responsibility for most of the functions previously carried out by our Chief Financial Officer.

                               ------------------

         Our executive offices are located at 1660 Lincoln Street, Suite 3000, Denver, Colorado 80264 and our telephone number is (303) 830-9000.

                                  RISK FACTORS

         You should carefully consider the following risks before purchasing our common shares.

We currently lack adequate liquidity and capital resources.

         We have limited financial resources. As at June 30, 1999, we held cash and short term investments of approximately $0.9 million as compared to cash and short term investments of $11.1 million as at June 30, 1998 and $7.4 million as at December 31, 1998. The execution of our business strategy going forward will require significant expenditures, including debt service on $4,155,000 aggregate principal amount of our 7.50% subordinated convertible debentures. These expenditures may exceed revenues and free cash flows generated by Bogoso Gold and our other operations and could affect our ability to make distributions on our common shares.

         The lagging world market price of gold has adversely affected our ability to obtain financing and therefore our abilities to develop our current portfolio of properties. If these conditions persist for an extended period of time, we may, in the future, be unable to continue our exploration or development programs and fulfill our obligations under our agreements with our partners or under our permits and licenses. We cannot assure you that in the future we will be able to obtain adequate financing on acceptable terms. If we are unable to obtain additional financing, we may need to delay or indefinitely postpone further exploration and development of our properties. As a result, we may lose our interest in some of our properties and may be forced to sell some of our properties.

Our common shares may be delisted.

         We have been notified by the American Stock Exchange that we currently do not meet several of its continued listing guidelines and that our common shares may be delisted. Specifically, the American Stock Exchange has identified the fact that:

         o we have sustained losses in each of the past five fiscal years accompanied by operating cash outflows;

         o if we were a U.S. corporation, the report of our auditors would have included an additional explanatory paragraph in the auditors' report since the 1998 financial statements were affected by conditions and events that casted substantial doubt about our ability to continue as a going concern.

         o    our stock price has recently been trading below $1.00.

The American Stock Exchange has determined to continue our listing at least until November 15, 1999, when they will perform a further review of our financial condition following the filing of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999. Although we have recently completed the Bogoso acquisition, which we expect will have a positive impact on our financial condition, we cannot assure you that the American Stock Exchange will not determine to delist us.

         We issued 1,500,000 common share purchase warrants to two lenders under a credit facility commitment letter. We are required to list the shares underlying the warrants with at least one of the American Stock Exchange, the New York Stock Exchange or the Nasdaq National Market or Nasdaq Smallcap Market. If our common shares are delisted from the American Stock Exchange before the earlier of (1) the sale of all of the shares underlying the warrants or (2) June 9, 2003, we will endeavor to list the shares on one of the other acceptable exchanges. However, if our common shares are not accepted for listing on one of the other exchanges, we will be required to pay a cash penalty to the lender equal to 3% per month of the aggregate value of the shares underlying the lender's warrants. In addition, if we were required to pay this penalty for at least six months, the lender could require us to repurchase its warrants or common shares at a premium over the fair market value of our common shares. If we were required to pay this cash penalty for several months or to repurchase the lender's warrants or common shares, it would have a negative impact on our cash flow and could prevent us from meeting other of our financial obligations.

         If our common shares are delisted and are not accepted for listing on another exchange, trading in our common shares in the U.S., if any, might then be conducted in the over-the-counter market on an electronic bulletin board, or in what are commonly referred to as the "pink sheets." There would likely be a less active trading market for our common shares and you would then find it more difficult to sell, or to quickly and accurately obtain pricing information for, our common shares.

Declines in the price of gold have an adverse effect on our stock price and business plan.

         The price of our common shares and our business plan have been and may in the future be significantly adversely affected by recent or sustained declines in the price of gold. Gold prices often vary widely and are affected by numerous factors beyond our control, such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflationary conditions, fluctuation of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. The volatility of gold prices is illustrated in the following table which sets forth the average of the daily closing price per ounce of gold for the periods indicated:


                                                            Year Ended
                                                            December 31,
         ------------------------  ----------------------------------------------------------------
             January 1, 1999
                    to
            September 30, 1999         1998         1997         1996         1995         1994
         ------------------------  ------------ ------------ ------------ ------------ ------------
                  $273.44            $294.30      $340.00      $388.00      $384.00      $384.00

         At October 22, 1999, the closing price for gold was $301.80 per ounce.

We continue to experience substantial losses.

         We have reported net losses of approximately $22.2 million in 1998, $26.6 million in 1997, $7.8 million in 1996, $12.2 million in 1995 and $8.8 million in 1994. We expect to report a net loss in the current year and may incur losses in the future. Future operating losses may make financing our operations and our business strategy or raising additional capital difficult or impossible, materially and adversely affecting our operations and our ability to continue as a going concern.

As a result of the Bogoso acquisition, we are shifting our business strategy away from mineral exploration toward an emphasis on mining operations.

         The Bogoso acquisition represents a shift in our business strategy toward mining production rather than focusing on mineral exploration. We are also currently pursuing other mining opportunities. We may not be successful in implementing this shift in strategy. Any business acquired, including the Bogoso property, may be difficult to integrate into our existing operations or may not perform as well as expected. If we are unable to successfully implement our business strategy, this could have a material adverse effect on our financial condition and results of operations.

         Our shift in business strategy could strain our managerial, financial and other resources. We also cannot assure you that this shift in business strategy will not interfere with our existing operations. For example, we intend to operate the Bogoso mine, a role in which we have limited experience. The Bogoso acquisition will also demand substantial management resources and the shifting of our management focus away from other business concerns.

We may not be able to extend the life of the Bogoso mine beyond existing reserves.

         Existing oxide and transition ore reserves at the Bogoso property are expected to be sufficient to maintain feed to the processing mill for approximately 12 months, effective March 31, 1999, and sub-grade stockpile material is expected to be sufficient for a further 6 months of production. While existing mineralized material, if converted to reserves at historical conversion rates, is anticipated to extend mine life by up to a further 8 months, there is no assurance that such mineralized material will ever be classified as reserves or will prove to be economic. In addition, the potential to discover additional oxide mineralized material and establish reserves is limited. Actual results from mining and processing existing resources of mill feed may also differ materially from historical production rates and costs. Any of these factors could result in our inability to generate sufficient cash flow to cover our operating and exploration expenses on the Bogoso property, which would adversely affect our financial liquidity and results of operations and our ability to make distributions on our common shares.

The technology and cost of production of sulphide mineralized material at the Bogoso property may prove infeasible or uneconomic to warrant processing the material.

         While sulphide mineralized material exists on the Bogoso property, technology used by previous owners to process sulphide ore has proved unsuccessful. While we intend to re-examine the feasibility of processing the sulphide mineralized material using other proven technology, there can be no assurance this would become feasible under any circumstances.

         If we determine that mining of sulphide mineralized material is feasible, we would need to establish sufficient reserves of sulphide ore to justify establishing a sulphide operation. There is no assurance that sufficient reserves exist, or can be established. Furthermore, mining and processing of sulphide ore would require significant amounts of capital necessary for the design and construction of a sulphide operation. We do not currently have access to this capital and funding may be unavailable, whether from internal or external sources, in the necessary amounts and on acceptable terms, or at all.

Cash flows from operation of the Bogoso property may be insufficient to meet our obligations.

         Cash flows from operation of the Bogoso property may be insufficient to cover future operating and exploration costs at the mine and to service our debentures. In addition, operating and exploration costs could be materially higher than previously estimated. Insufficient cash flows at Bogoso Gold or higher than expected costs could result in a significant deterioration in our ability to conduct mining and exploration activities.

We may have insufficient funds available to service our obligations under our debentures after the anticipated mine life at the Bogoso property expires.

         We may experience difficulties in satisfying our obligations under our debentures because the mine life at the Bogoso property is expected to be shorter than the term of the debentures. Currently, we anticipate the mine life to be 18 to 26 months from March 31, 1999 while the term of the debentures is five years. If we are unable to extend the mine life beyond its anticipated usefulness or are not successful in generating sufficient free cash flow from other operations or sources, our ability to repay amounts outstanding under the debentures would be materially and adversely affected.

Our obligations may strain our financial position and impede our business strategy.

         We have a significant amount of indebtedness under our debentures. This indebtedness may have important consequences, including the following:

         o increasing our vulnerability to general adverse economic and industry conditions;

         o limiting our ability to obtain additional financing to fund future working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

         o requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

         o limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

         o placing us at a disadvantage when compared to those of our competitors that have less debt relative to their capitalization.

As a holding company, our operations are dependent on the ability of our subsidiaries and joint ventures to make distributions to us.

         We are a holding company that conducts a significant amount of our operations through foreign (African and South American) subsidiaries and joint ventures, and substantially all of our assets consist of equity in such subsidiaries and joint ventures. Accordingly, we are and will be dependent on our ability to obtain funds from our subsidiaries and joint ventures to make distributions to our stockholders.

The tax implications of the Bogoso acquisition are not free from doubt.

         Although we have analyzed the tax implications of the Bogoso acquisition of the Bogoso property and believe that there is no tax impact in Ghana, there can be no assurance that the Government of Ghana will not reach a different conclusion and assess a tax on the Bogoso acquisition. If we were subject to taxation on the Bogoso acquisition by the Ghanaian government, it could materially and adversely affect our cash flow projections.

We are subject to changes in the regulatory environment in Ghana.

         Our mining operations and exploration activities in Ghana will be subject to extensive regulation governing various matters, including:

         o         licensing         o        development
         o         production        o        exports
         o         taxes             o        labor standards
         o         water disposal    o        occupational health and safety
         o         toxic substances  o        environmental protection
         o         mine safety

Compliance with these regulation increases the costs of:

         o         planning;
         o         designing;
         o         drilling;
         o         developing;
         o         constructing;
         o         operating;
         o         and closing mines and other facilities.

We believe that our operations and activities are currently in substantial compliance with current laws and regulations. However, these laws and regulations are subject to constant change. For example, the Ghanaian government has recently adopted new, more stringent environmental regulations. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation of these laws and regulations could have a material adverse impact on us, cause a reduction in levels of production and delay or prevent the development or expansion of our properties in Ghana.

         Government regulations limit the proceeds from gold sales which may be withdrawn from Ghana. Changes in regulations which increase these restrictions would have a material adverse impact on us as the Bogoso property will be our principal cash generating asset.

We are subject to fluctuations in currency exchange rates.

         We conduct all of our exploration and development in countries other than Canada and the United States. Much of our funding has historically been through equity financing transactions completed in Canada and in Canadian currency. We currently maintain all or the majority of our working capital in U.S. dollars or U.S. dollar denominated securities and convert funds to foreign currencies as payment obligations come due. In addition, we currently have future obligations which are payable in French francs and receivables collectible in French francs. Finally, a significant portion of the operating costs at the Bogoso property are based on the Ghanaian currency, the Cedis. Bogoso Gold is currently required to convert only 20% of the foreign exchange proceeds that Bogoso Gold receives from selling gold into Ghanaian Cedis, but the Government of Ghana may require Bogoso Gold to convert a higher percentage of such sales proceeds into Ghanaian Cedis in the future.

         We currently do not actively take steps to hedge against currency exchange risks. Accordingly, we are subject to fluctuations in the rates of currency exchange between the U.S. dollar and these currencies, and such fluctuations may materially affect our financial position and results of operations.

The Government of Ghana has the right to participate in the ownership and control of Bogoso Gold.

         The Ghanaian government currently has a 10% carried interest in Bogoso Gold. The Ghanaian government also has the right to acquire an additional 20% equity interest in Bogoso Gold for a price to be determined by agreement or arbitration. There can be no assurance that the government will not seek to acquire an additional equity interest in the mine, or as to the purchase price that the Government of Ghana will pay for any additional equity interest. A reduction in our equity interest could reduce our income or cash flows from Bogoso Gold or the Bogoso property and amounts available for reinvestment or distribution. The Government of Ghana also has the right to receive a special share of Bogoso Gold that will entitle it to receive notices of and attend, but not vote at, meetings of the Bogoso Gold shareholders and that will require the Government of Ghana to consent to specified transactions.

Our insurance coverage may be insufficient.

         Although we maintain insurance in amounts which we believe to be reasonable, this insurance may not cover the risks associated with our business. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

We have had to restate estimates of mineralized inventories in the past.

         In the past, we have had to revise estimates we made in calculating mineralized inventory at two of our projects. Consequently, we prepared new estimates and put controls in place to address past estimation methods. However, we cannot assure you that revisions to our estimates will not be required in the future.

We have reduced estimates of our reserves and had delays in development due to recent declines in the price of gold.

         Until recently there has been a continued decline in world gold prices. Accordingly, over the last year, we have reduced the estimates of our reserves on various properties. These reductions reflect our decision to re- estimate our reserves using significantly lower gold prices. If gold prices continue at current levels or decline further we may initiate additional significant write-downs of these reserves.

         In addition, because of lagging gold prices we have postponed development of the Gross Rosebel project in Suriname. Should gold prices remain at their current levels or decline further for an extended period, we may further postpone development at Gross Rosebel.

Recent low gold prices may require a hedging program against gold production at the Bogoso property.

         Bogoso Gold is currently reviewing whether or not, in light of recent low gold prices, it would be appropriate to establish a hedging program against the production of gold. The implementation of any hedging program may not, however, serve to protect adequately against declines in the price of gold. In addition, if unsuccessful, the costs of any hedging program may further deplete Bogoso Gold's financial resources.

         Although the hedging program may protect us from a decline in the price of gold, it may also prevent us from benefiting fully from price increases. For example, as part of a hedging program, we may be obligated to sell gold at a price lower than the then-current market price. This result may adversely affect our ability to generate sufficient cash flow at a specified price level in order to pay any top-up payments described below.

The price of gold may impact the purchase price for the Bogoso property.

         Our company and Anvil Mining NL, the other party to the Bogoso acquisition, will be required to pay the consortium of banks that formerly owned Bogoso Gold an amount equal to 183,333 multiplied by the amount by which the average daily price of gold between the date of the Bogoso acquisition and the top-up payment date (the second anniversary of the acquisition date) exceeds US $255 per ounce, up to a maximum of $10 million (the "Top- Up Payment"). Our company has agreed to fund any Top-Up Payment that may become payable. We are required to make a non-refundable payment equal to 50% of the estimated Top-Up Payment one year after the date of the Bogoso acquisition based on the average daily gold price for the prior year. If the average price of gold decreases substantially after that date, we will have paid more money for the Bogoso property than we might have otherwise paid if the Top-Up Payment were made in full on the second anniversary of the date of the Bogoso acquisition, when the remainder of this payment is due.

We have experienced several, recent management and personnel changes.

         Due to recent changes in our management structure adopted by the Board of Directors in October 1998, several key personnel no longer work for us. These include our former President and Chief Executive Officer, David A. Fennell, who resigned in October 1998, and our former Executive Vice President, Exploration, Adrian Fleming, who resigned in November 1998. The functions previously carried out by Mr. Fleming are now delegated to several of our other employees. James E. Askew was appointed President and Chief Executive Officer on March 8, 1999, prior to which time Pierre Gousseland served as Acting Chief Executive Officer. On September 17, 1999, we announced that Mr. Askew intends to resign from our company at the end of October 1999. Mr. Peter Bradford will replace Mr. Askew as our President and Chief Executive Officer effective November 1, 1999. In addition, our Chief Financial Officer resigned effective August 31, 1999, as did his replacement on September 30, 1999. If we experience internal changes involving key personnel in the future, finding replacements for them could result in delays in carrying out our operational plans or significant additional expenditures, which in turn could adversely affect our results of operations.

We face political risks in French Guiana.

         French Guiana has no history or tradition of large-scale commercial mining. Regulatory risk may increase as projects become more advanced and applications are made for all of the various permits required to develop a modern mining operation. This risk includes regulatory-related delays and/or failures to receive required permits. French Guiana's mining tradition is small-scale, alluvial gold mining, which began in 1855 and is reported to have resulted in approximately 5.4 million ounces (175 tonnes) produced since. These small-scale miners, called orpailleurs, often operate in or near the area being explored by Guyanor as well as areas most other firms actively explore. Several groups of orpailleurs have organized and represent a political force locally that has sought to gain exclusive preference to near-surface mineralization throughout French Guiana, regardless of the legal rights of legitimate permit holders under French law. The issues of orpailleurs preference to near-surface mineralization is a political risk specific to French Guiana that could lead to project delays and/or disputes regarding the rights to the near-surface portion of commercial gold deposits in French Guiana.

You may be subject to adverse tax consequences if we are classified as a Passive Foreign Investment Company.

         Under the United States Internal Revenue Code of 1986, we may be classified as a passive foreign investment company (a "PFIC"). United States shareholders of a PFIC are subject to certain adverse tax consequences, as discussed below. The consequences can be mitigated, under certain circumstances, if the United States shareholder makes a timely election to treat our company as a "qualified electing fund."

         We have been advised by PricewaterhouseCoopers LLP that we should not be treated as a PFIC with respect to shares purchased by United States shareholders during the years 1993 through 1998, although we could potentially be a PFIC with respect to shares acquired by United States shareholders prior to 1993. We also intend to engage PricewaterhouseCoopers LLP, or any other advisor, in the future to analyze whether we are a PFIC in 1999 and subsequent years and will continue to notify shareholders of the results of such future analyses.

         There can be no assurance as to whether or not PricewaterhouseCoopers LLP, or any other advisor, will conclude that we are a PFIC for such period. Moreover, even if PricewaterhouseCoopers LLP, or any other advisor, concludes that we are not a PFIC, its conclusion is not binding on the United States Internal Revenue Service.

         You are urged to consult your own tax advisor about the advisability of making a "qualified electing fund" election with respect to our company and about the possibility of crediting Canadian taxes paid against United States taxes payable. See "Market for the Registrant's Common Equity and Related Stockholder Matters--Certain United States Income Tax Considerations" in our Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this prospectus.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Statements that are not historical facts contained or incorporated by reference in this prospectus are forward-looking statements. These forward-looking statements include statements regarding:

         o the impact the Bogoso acquisition has on our future liquidity, cash flows, financial requirements, operating results and capital resources;

         o the operational and financial performance of Bogoso Gold following the Bogoso acquisition;

         o    targets for gold production;

         o    the impact of our shift in business strategy;

         o    cash operating costs and expenses;

         o    percentage increases and decreases in production from our mines;

         o schedules for completion of detailed feasibility studies and initial feasibility studies;

         o    potential increases in reserves and production;

         o the timing and scope of future drilling and other exploration activities;

         o expectations regarding receipt of permits and commencement of mining or production;

         o the factors set forth under the caption "Risk Factors" in this prospectus;

         o    anticipated recovery rates; and

         o potential acquisitions or increases in property interests in the region of the Bogoso property.

         Factors that could cause our actual results to differ materially from these statements include changes in gold prices, unanticipated grade recovery, geological, metallurgical, processing, access, transportation of supplies, water availability or other problems, results of current and future exploration activities, results of pending and future feasibility studies, changes in project parameters as plans continue to be refined, political, economic and operational risks of foreign operations, joint venture relationships, availability of materials and equipment, the timing of receipt of governmental permits, capitalization and commercial viability, the failure of plant, equipment or processes to operate in accordance with specifications or expectations, accidents, labor disputes, delays in start-up dates, environmental costs and risks, and general domestic and international economic and political conditions.

         These and other factors are discussed in "Risk Factors" and "The Company--Recent Developments" in this prospectus. You are cautioned not to put undue reliance on forward-looking statements. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         The selling stockholders listed below will receive all of the proceeds from the sale of our common shares offered by this document. We will not receive any proceeds from the sale of such shares.

                            THE SELLING STOCKHOLDERS

         This prospectus may be used by the selling stockholders listed in the table below to offer and sell up to 2,261,650 of our common shares. All of these common shares are issuable upon the exercise of the warrants held by the selling stockholders, which were acquired by the holders in return for financial services provided to our company.

         We list below with respect to the selling stockholders, as of the date hereof, (1) the number of our common shares beneficially owned, (2) the maximum number of shares which may be sold in the offering covered by this prospectus,
(3) the number of shares which will be beneficially owned after the offering, assuming the sale of all the common shares set forth in (2) above, and (4) the percentage of shares which will be beneficially owned after the offering, assuming the sale of all the common shares set forth in (2) above.

                                                   Shares            Maximum          Number of Shares       Percentage to
                                                Beneficially        Number of        to Be Beneficially     Be Beneficially
                                               Owned Prior to     Shares Which        Owned After this        Owned After
                   Name                       this Offering(1)     May Be Sold          Offering(2)        this Offering(2)
-------------------------------------------- ------------------ ------------------ --------------------- --------------------
Elliott Associates, L.P. (3)                           750,000            750,000            0                     *
Westgate International, L.P. (3)                       750,000            750,000            0                     *
First Marathon Securities Limited                      456,990            456,990            0                    --
TD Securities (USA) Inc.                               304,660            304,660            0                    --

----------------------
*        Less than 1%.

(1) Assumes the exercise of all of the warrants. Our common shares set forth in this column with respect to the selling stockholders have also not been attributed to the shareholders, limited partners or general partners of such stockholders.

(2) Assumes sale of all common shares registered under this prospectus, even though the selling stockholders are under no obligation known to us to sell any shares at this time.

(3) In accordance with information provided by the selling stockholder, excludes 500,000 common shares which the selling stockholder has the right to borrow pursuant to a prime brokerage agreement, which shares might be deemed beneficially owned under Section 13(d) of the Securities Exchange Act of 1934.

                              PLAN OF DISTRIBUTION

         We are registering 2,261,650 common shares on behalf of the selling stockholders.

         The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may choose to sell their shares by any method permitted under the Securities Act of 1933 from time to time, including on the American Stock Exchange, at market prices prevailing at the time of the sale, at prices related to the then-prevailing market prices, in privately negotiated transactions, through delivery against a short position, or through a combination of these methods. In addition, these selling stockholders, or their pledgees, donees, transferees or other successors in interest, may choose one or more of the following alternatives:

         o a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         We will pay all costs, expenses and fees in connection with the registration of our common shares offered by this prospectus. The selling stockholders will pay brokerage commissions and similar selling expenses, if any, attributable to the sale of our common shares offered by this document.

         The selling stockholders and any broker-dealers who act in connection with the sale of their shares of our company under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by them and profit on any resale of their shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling stockholders against liability under the Securities Act. The selling stockholders may also agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of our common shares offered by this document against such liabilities.

         When a selling stockholder elects to make a particular offer of the shares which are the subject of this prospectus, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling stockholder and any other required information.

                                     EXPERTS

         The consolidated balance sheets of our company as of December 31, 1998 and 1997 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1998, 1997 and 1996, included in our annual report on Form 10-K for the year ended December 31, 1998 and incorporated by reference in this prospectus, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The balance sheets of Bogoso Gold Limited as of June 30, 1998 and 1997 and the statements of income and expenditure, accumulated deficit and cash flow for the years ended June 30, 1998, 1997 and 1996, incorporated by reference in the report on Form 8-K, dated August 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers, chartered accountants, given on the authority of that firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Our general counsel will issue an opinion about the legality of our common shares being offered under this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC- 0330 for further information on the operation of the Public Reference Room. Reports, proxy statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including our filings, are also available to the public from the Securities and Exchange Commission's web site at "http://www.sec.gov."

         Our common stock is listed on the American Stock Exchange and our reports, proxy statements and other information can also be inspected at the office of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus is a part of the registration statement and constitutes a prospectus of our company for the common shares to be sold by the selling stockholders. As allowed by the Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important business and financial information about us to you that is not included in or delivered with this prospectus by referring you to those documents.

         The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the offering of our common shares:

1. Our Annual Report on Form 10-K filed by us for the fiscal year ended December 31, 1998;

2. Our Quarterly Reports on Form 10-Q filed by us for the fiscal quarters ended March 31, 1999 and June 30, 1999;

3. Our Current Reports on Form 8-K filed by us on October 14, 1999, August 31, 1999, August 19, 1999, August 12, 1999, July 1, 1999, June 25,
         1999, May 20, 1999, March 1, 1999 and February 5, 1999; and

4. The description of our common stock contained in our registration statement on Form 8-A filed by us on August 23, 1993.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Golden Star Resources Ltd.
         1660 Lincoln Street, Suite 3000
         Denver, Colorado 80264
         Attention:  General Counsel
         Telephone requests may be directed to (303) 830-9000.

         We have not authorized anyone to give any information or make any representation about us that differs from or adds to the information in this prospectus or in our documents or the documents that we publicly file with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

         The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

         We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in
this prospectus is current as of            , 1999.


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

The Company....................................................................1
Risk Factors...................................................................2
Special Note Regarding Forward-Looking
Statements.....................................................................9
Use of Proceeds................................................................9
The Selling Stockholders......................................................10
Plan of Distribution..........................................................11
Experts.......................................................................11
Legal Matters.................................................................11
Where You Can Find More Information...........................................12


--------------------------------------------------------------------------------

                                2,261,650 Shares

                           GOLDEN STAR RESOURCES LTD.

                                  Common Shares

                           ---------------------------

                                   PROSPECTUS

                           ---------------------------

                               _____________, 1999

--------------------------------------------------------------------------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the registrant in connection with the issuance and distribution of the common shares.

SEC Registration Fee...............................................$    943
Accounting fees and expenses.......................................  10,000*
Legal fees and expenses............................................  25,000*
Miscellaneous expenses.............................................   1,000*
                                                                   --------
         Total.....................................................$ 36,943
                                                                   ========
------------
*  Estimated

Item 15. Indemnification of Directors and Officers.

         Section 124 of the Canada Business Corporations Act ("CBCA") provides for the indemnification of our directors and officers. Under these provisions, we may indemnify a director or officer, or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor and the heirs and legal representatives of such a person against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such director or officer in respect to any civil, criminal or administrative action or proceeding (other than in respect of an action by or on behalf of us to procure a judgment in our favor) to which such director or officer, former director or officer or person who acts or acted at our request as a director or officer is made a party by reason of his position with us, if he fulfills the following two conditions: (a) he acted honestly and in good faith with a view to the best interests of us and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. In respect of an action by or on behalf of us to procure a judgment in our favor, we, with the approval of a court, may indemnify a director or officer, as a director or officer, former director or officer or person who acts or acted at our request as a director or officer against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in clauses (a) and (b) of the previous sentence. Notwithstanding the foregoing, a director or officer, former director or officer or person who acts or acted at our request as a director or officer is entitled to indemnification from us in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with us if he was substantially successful on the merits in his defense of the action or proceeding and he fulfills the conditions in clause (a) and (b) of the second sentence of this paragraph.

         Subject to the provisions of the CBCA, our By-laws provide that we shall indemnify a director or officer, a former director or officer or a person who acts or acted at our request as a director or officer of a corporation in which we are or were a shareholder or creditor against all losses and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative proceeding to which he was made a party by reason of being or having been a director of officer of us or other corporation if he acted honestly and in good faith with a view to the best interests of us or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful. In addition, the By-laws provide that we also shall indemnify any such person in such other circumstance as the CBCA or law permits or requires. We have entered into agreements with its directors and officers indemnifying such directors and officers to the extent permitted by the CBCA and our By-laws.

         A directors' and officers' liability insurance policy is maintained by us which insures directors and officers for losses as a result of claims based upon the acts or omissions as directors and officers of us, including liabilities arising under the Securities Act of 1933, and also reimburses us for payments made pursuant to the indemnity provisions under the CBCA.

Item 16. Exhibits.

         A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 26th day of October, 1999.

                                               GOLDEN STAR RESOURCES LTD.


                                               By: /s/ James E. Askew
                                               ----------------------
                                               Name:  James E. Askew
                                               Title: President, Chief Executive
                                                      Officer

         Each person whose signature appears below hereby constitutes and appoints Robert Stone and David K. Fagin and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement, or amendment thereto, has been signed below by the following persons in the capacities and on the dates indicated.

Signature              Title                                    Date
---------              -----                                    ----

/s/ Robert Stone       Chairman                                 October 26, 1999
-------------------
Robert Stone

/s/ James E. Askew     President, Chief Executive Officer and   October 26, 1999
-------------------    Director (Principal executive officer)
James E. Askew

/s/ Justin Comish      Controller (Principal financial and      October 26, 1999
-------------------    accounting officer)
Justin Comish

/s/ David K. Fagin     Director                                 October 26, 1999
-------------------
David K. Fagin

Signature              Title                                    Date
---------              -----                                    ----

/s/ Ernest Mercier     Director                                 October 26, 1999
-------------------
Ernest Mercier

/s/ John Sabine        Director                                 October 26, 1999
-------------------
John Sabine

                                  EXHIBIT INDEX

     Exhibit
     Number                                 Exhibit
     ------                                 -------

       3.1 Articles of the registrant (incorporated by reference to Exhibit 1.1 to the registrant's Registration Statement on Form 20-F, filed on May 10, 1993), Articles of the registrant (incorporated by reference to Exhibit 2.1 to the registrant's Annual Report on Form 10-K for the year ended December 31,
                   1994) and Certificate of Amendment to the Articles of the registrant, dated July 29, 1996 (incorporated by reference to Exhibit (a)(3)(i) to the registrant's Quarterly Report on Form 10-Q, filed on August 14, 1996).

       3.2 By-laws of the registrant (incorporated by reference to Exhibit 1.2 to the registrant's Registration Statement on Form 20-F, filed on May 10, 1993, and to Exhibit 3 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995).

       3.3 Form of Common Share Certificate (incorporated by reference to Exhibit 4.9 to the Company's Registration Statement on Form S-3 (No. 333-12673)).

       5.1 Opinion of the General Counsel of the registrant as to the legality of the securities being registered hereby.

      23.1 Consent of the General Counsel of the registrant (included in Exhibit 5.1).

      23.2         Consent of PricewaterhouseCoopers LLP.

      23.3         Consent of PricewaterhouseCoopers.

      24.1         Power of Attorney (included on signature page hereto).